Exhibit 99.2

First Quarter 2009 Financial Results
Prepared Remarks

Forward-looking Statements

Our comments today may include forward-looking statements related to Vignette that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, management of growth, market acceptance of certain products, integration of acquisitions, general economic conditions and other risks.

These risks are discussed in the Company’s Form 10-K and in our quarterly reports filed from time to time with the Securities and Exchange Commission. Please be cautioned that the forward-looking statements are not guarantees of future performance and actual results may differ materially from management’s expectations.  In addition, unfavorable changes in economic conditions may affect the company's current expectations.

Furthermore, our discussion includes certain non-GAAP financial measures, in an effort to provide additional financial information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  Such reconciliation is included with our results and is in our earnings press release available on our Web site as well as in the Form 8-K filed with the SEC.

Remarks

In our Q4 2008 earnings call, we stated that 2009 is going to be a year of uncertainty. However, we were able to manage through Q1 by delivering $6.1 million of cash flow from operations and $1.4 million of non-GAAP net income in Q1. We accomplished this by closely managing and controlling operating expenses in line with revenue during the quarter.

License revenue was above analyst expectations and EMEA was a bright spot. We were also able to deliver good results in the quarter from our Transactional Content Management business (formerly known as Imaging and Workflow.) We realized lower-than-projected results from North America and Services. On the expense side of the equation, we actively flexed and controlled all costs, in particular labor costs, subcontractor fees and discretionary costs.

In addition to achieving non-GAAP profitability and positive cash flow in Q1, there were other signs of progress. Five of our six largest deals were attained with partner involvement.  This is a testament to our work around channel optimization. We also brought in several new customers, including the Government of the District of Columbia. In fact, more than 50% of our Q1 license bookings and deals came from new customers.

First Quarter 2009 Financial Results
Prepared Remarks

We are investing in our business and products. In Q1, we launched the next iteration of our social media product, Vignette Community Applications 7.1.  Social media is quickly becoming a priority for many organizations. Vignette’s Social Media Solutions unite blogs, wikis and forum capabilities with the expansive content in our customers’ Web management software. This creates a compelling and unique offering to the market place.  We will continue to innovate and be thought leaders in the Web content management space. We are focusing on improving our overall go-to-market, including lead management, sales enablement and channel optimization.

We look forward to the coming quarters and anticipate that our go-to-market initiatives will gain traction.  We are also looking forward to our Analyst Day event in Boston in late May.  The event will include several executive presentations and engaging customer panels as some of the most recognizable companies in the world will discuss how Vignette helps them solve their business problems.

Vignette remains committed to careful management during this economic uncertainty by planning conservatively, investing prudently and making the necessary operational adjustments along the way to position ourselves for long-term success.

Financial Highlights – Q1 2009

Revenue Analysis

For the first quarter, total revenues were $33.9 million, down 24.2% from Q1 last year.

License revenue for the quarter was $6.9 million and represented 20.4% of total revenue. This is a decrease of $2.8 million, or 28.9%, over Q1 last year. We had two large deals in excess of $1 million during the quarter.

During the quarter our average sales price for all deals was $185,000 versus $156,000 in the fourth quarter.

Total services revenue decreased by about $8.0 million, or 22.9% over Q1 last year.

Professional services revenues totaled $8.2 million, down 43.9% from Q1 2008. This decrease was primarily driven by lower amounts of services projects as a consequence of the economy and lower new license sales throughout the past year, particularly in North America.

Maintenance revenues totaled $18.3 million this quarter, down 10.1% from Q1 2008. A majority of this revenue decline was driven by a stronger dollar versus last year.  Maintenance renewals continue to run between 85% and 90%.

First Quarter 2009 Financial Results
Prepared Remarks

Revenue generated from our international operations represented 40% of total revenue during Q1 versus 41% in Q1 of last year.

Cost Analysis

As we explained in our last conference call, we took a number of steps during the second half of 2008 to reduce our cost structure.  In the first quarter, we continued to be very diligent about spending. Our effective cost control during the quarter enabled us to generate a non-GAAP operating income of $1.0 million despite the weak economic environment.

In total, our operating expenses were down $5.3 million or 17.9% from Q1 2008.  This was largely driven by lower sales and marketing expenses as well as planned reductions in R&D and G&A costs.

Sales and marketing expenses decreased $4.1 million or 26.4% from Q1 2008.  The decrease is due to the headcount reductions taken in Q3 and Q4 2008, lower commissions due to lower license revenue and lower expenses due to foreign currency movements.

R&D decreased $1.1 million or 13.2% from Q1 2008.  The decrease is due to the headcount reductions taken in Q3 and Q4 2008 as part of our planned build out of Vignette India announced last year.

G&A decreased $272,000 or 5.7% from Q1 2008.

Net Income Analysis

Other income is down significantly from last year’s trend due to lower cash balances and falling interest rates.

After other income and taxes, our GAAP loss was $1.8 million or 8 cents per share.

Our non-GAAP net income was $1.4 million or 6 cents per share. Adjustments we make for GAAP to non-GAAP are given in a special table in our press release. Key items are amortization of intangibles and acquired technology, stock option expense, restructuring expenses and other one-time events.

Other

Our cash and investments remained strong at the end of the quarter at $143 million, which is up $4.2 million from the end of the Q4 2008 period and down $24.8 million from the end of the Q1 2008 period.

First Quarter 2009 Financial Results
Prepared Remarks

During the quarter, we generated approximately $6.1 million of cash flow from operations offset slightly by $1.7 million of cash used for fixed asset purchases, primarily related to the build out of facilities in our new India office.

The primary drivers of the year-over-year decline in the balance of cash and investments were $14.7 million of cash that was used for the share buyback program during the second and third quarters of fiscal 2008 and $7.0 million in cash was used to finance the acquisition of Vidavee in April 2008.

DSOs stayed constant at 60 in both Q109 and Q408.  Total headcount was 687 at the end of the quarter, increasing 44 from last quarter and 20 from last year.  The increase is a result of the 92 employees who joined Vignette in India as a part of our in-sourcing project.

Outlook

The following comments reflect our outlook today, April 28, 2009, and contain forward-looking statements subject to the risks we outlined earlier in the risk disclosure statement. Vignette is not obligated to update guidance during the quarter and if we do so it will be in a public statement.

To reiterate from last quarter’s earnings call, we expect the following for the full-year 2009:

  License revenue is expected to be flat to up 20% year over year.   We realize this means we will have to grow license revenue in the second half of the year to reach our license revenue goal.
  Maintenance revenue is expected to decline up to 10% year over year.
  Professional services revenue is expected to decline up to 20% year over year.

We remain committed to generating a profit and being cash flow positive for 2009.  We will continue to monitor the revenue outlook to maintain a balance between revenue and investments:

  Operating expenses are expected to decrease up to 10% year over year.
  We expect to earn modest profit at non-GAAP operating and net income levels for the year.

We expect that our results will experience some fluctuation from quarter to quarter and that generally results will improve as the year progresses.